CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 3, 2013, relating to the financial statements and financial highlights of RiverPark Funds Trust, comprising the RiverPark Large Growth Fund, RiverPark/Wedgewood Fund, RiverPark Short Term High Yield Fund, RiverPark Long/Short Opportunity Fund, RiverPark/Gargoyle Hedged Value Fund, RiverPark Structural Alpha Fund, and RiverPark Strategic Income Fund as of September 30, 2013 and for the periods indicated therein, and to the references to our firm under the headings “Financial Highlights” and “Additional Information” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
January 28, 2014